UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2004

Caterpillar Financial Services Corporation

(Exact name of Registrant as specified in its charter)

0-13295

(Commission File Number)

Delaware	37-1105865
(State of incorporation)	(IRS Employer Identification Number)

2120 West End Avenue

Nashville, Tennessee 37203-0001

(Address of principal executive offices, with zip code)

(615) 341-1000

(Registrant's telephone number, including area code)

Item 12. Results of Operations and Financial Condition

The following consists of Caterpillar Financial Services Corporation's First-Quarter Results released on April 22, 2004. This information is being provided under Item 12 of Form 8-K. The furnishing of these materials is not intended to constitute a representation that such furnishing is required by Regulation FD or that the materials include material investor information that is not otherwise publicly available. In addition, the Registrant does not assume any obligation to update such information in the future.

CAT FINANCIAL ANNOUNCES FIRST-QUARTER 2004 RESULTS

Caterpillar Financial Services Corporation (Cat Financial) today reported record quarter revenues of $457 million, an increase of $54 million or 13 percent compared with first quarter 2003. Profit after tax was a record quarter $72 million, a $21 million or 41 percent increase over first quarter 2003.

Of the increase in revenues, $57 million resulted from the impact of continued growth of finance receivables and leases, $8 million from a favorable change in gain/loss on sale of equipment returned from lease, and $8 million from other revenue increases. These favorable items were partially offset by a $19 million impact of lower interest rates on new and existing finance receivables.

Of the increase in profit, $20 million was due to growth in earning assets and $16 million to increases in other revenue noted in the paragraph above, partially offset by $11 million higher general, operating, and administrative expenses related to increased employment and investments in technology to support growth in earning assets.

New retail financing was a record first-quarter $1.97 billion, an increase of $195 million or 11 percent from the same period one year ago. The increase was primarily related to increased financing in our North America segment.

Past dues over 30 days were 2.8 percent compared to 3.1 percent at the end of the same period one year ago. Write-offs, net of recoveries, were $11 million during the quarter compared with $22 million for the first quarter of 2003.

Caterpillar Vice President and Cat Financial President James S. Beard said, "Improvements in processes and investments in technology are enabling the organization to satisfy customer needs and provide quality services during the current level of high financing volume. This is a credit to the dedication of our employees and their use of 6 Sigma and the Baldrige criteria."

Cat Financial, a wholly-owned subsidiary of Caterpillar Inc., provides a wide range of financing alternatives for Caterpillar machinery and engines, Solar ® gas turbines, as well as other equipment and marine vessels. The company also extends loans to customers and dealers. Cat Financial has offices and subsidiaries located throughout the Americas, Asia, Australia, and Europe, with headquarters in Nashville, Tennessee.

STATISTICAL HIGHLIGHTS:

FIRST QUARTER 2004 VS. FIRST QUARTER 2003

(ENDING MARCH 31)

(Millions of dollars)

	2004	2003	CHANGE
Revenues	$ 457	$ 403	13%
Net Profit	$ 72	$ 51	41%
New Retail Financing	$ 1,969	$ 1,774	11%
Total Assets	$20,330	$ 17,427	17%

Caterpillar contact:

Kelly Wojda

Corporate Public Affairs

(309) 675-1307

Wojda_Kelly_g@CAT.com

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Caterpillar Financial Services Corporation

Date: April 22, 2004	By:/s/ R. Clay Thompson
R. Clay Thompson
Secretary